Exhibit 99.1

AT THE COMPANY

AT THE COMPANY

Hilary Ginsberg, Co-Director of Corporate Communications

Brenda Abuaf, Co-Director of Corporate Communications

(800) 831-4826

AMERICAN MORTGAGE ACCEPTANCE COMPANY ANNOUNCES MANAGEMENT CHANGES

New York, NY – November 8, 2005 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced that Stuart J. Boesky will step down as Chairman, Chief Executive Officer and President of the Company, effective November 15, 2005. The Board of Trustees has appointed Jeff T. Blau as interim Chairman and Chief Executive Officer and Marc D. Schnitzer as President. Mr. Blau is a member of the Board of Trustees of CharterMac, AMAC’s external advisor, as well as being the President of The Related Companies, LP (“TRCLP”). Mr. Schnitzer is the President of CharterMac and is also a member of CharterMac’s Board of Trustees.

“After nearly twenty years of dedication to the CharterMac family of companies, including the last five years as Chief Executive Officer of both CharterMac and AMAC, Stuart has decided that at this juncture of his life, he would like to pursue other opportunities,” said Stephen M. Ross, Chairman of CharterMac. “Stuart has made an extraordinary contribution to both CharterMac and AMAC and has been a key architect of the many successes that both companies have experienced. Having accomplished great things for both CharterMac and AMAC, Stuart has decided that it was the right time in his career to explore other initiatives. He will stay on as a consultant for a period of one year to ensure a smooth transition. It has been a privilege to work with Stuart, and we wish him all of the best.”

“It has been an honor to have played a key role in AMAC’s success over the past five years,” said Mr. Boesky. “With the operating platform that we have amassed at CharterMac, both CharterMac and AMAC are well positioned for continued growth and success. I felt it was the right time in my career for me to tackle some new challenges and opportunities. I will miss my close collaboration with the other members of our executive management team, but I leave knowing that the talent at CharterMac runs deep, and both AMAC and CharterMac will continue to prosper. ”

CharterMac’s Board of Trustees has begun a search for a new Chief Executive Officer for both CharterMac and AMAC and will look at both internal and external candidates. During the search, Mr. Blau will act as interim Chairman and Chief Executive Officer. Mr. Blau is the President of TRCLP and over the past 15 years he has been responsible for directing and overseeing new developments worth over $10 billion in virtually every sector of the real estate industry. In his position as President of TRCLP, he is responsible for new development origination and for strategic oversight of the firm’s affiliated group of companies. TRCLP currently holds a 13% economic interest in CharterMac. Mr. Blau completed his undergraduate studies at the University of Michigan and has a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Schnitzer had previously been a Senior Vice President of AMAC and will now take on the role of President. Mr. Schnitzer is also President of CharterMac and has been with CharterMac and its predecessor for the past twenty years. Mr. Schnitzer is responsible for managing the day-to-day operations of CharterMac. Mr. Schnitzer completed his undergraduate studies at Boston University and has a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

Stephen M. Ross will serve as interim chief executive officer of CharterMac, until a replacement for Mr. Boesky is named.

About the Company

AMAC is a real estate investment trust that specializes in commercial mortgage finance. AMAC originates and acquires mezzanine loans, bridge loans and government insured first mortgages secured by properties throughout the United States. For more information, please visit our website at

www.americanmortgageco.com or contact the Corporate Communications Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC’s Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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